Exhibit 99.5.1

STANDARD & POOR’S

	Frank A. Ciccotto, Jr. Managing Director Securities Evaluation	Securities Services 55 Water Street - 45th fl. New York, NY 10041 212 438 4417 212 438 7748 frank_ciccotto@standardandpoors.com

June 15, 2004

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, NJ 07054

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	SMART TRUST
TAX FREE BOND TRUST, SERIES 2

Gentlemen:

We have examined Registration Statement File Nos. 333-115917 for the above mentioned trusts. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. a New York corporation is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor’s Securities Evaluation, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
Frank A. Ciccotto
Senior Vice President & General Manager

FAC/gmh

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